Exhibit 10.7

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 13, 2014 is entered into between Washington Prime Group Inc., an Indiana corporation (the “Company”), and Mark E. Yale (“Executive”).

WHEREAS, in connection with the employment of the Executive with the Company as of the Effective Date (as defined below), including Executive providing services to the Partnership (as defined below) and Glimcher LP (as defined below), the Company and Executive wish to enter into an agreement provide for such services and compensation therefor under the terms and subject to the conditions set forth herein.

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Washington Prime Group, L.P. (the “Partnership”), WPG Subsidiary Holding I, LLC., WPG Subsidiary Holding II Inc., Glimcher Realty Trust and Glimcher Properties Limited Partnership (“Glimcher LP”) (the “Merger Agreement”); and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s employment with the Company from and following the “Acquisition Effective Time” (as defined in the Merger Agreement);

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Terms of Employment; Compensation.

1.1          Term.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, the Partnership and Glimcher LP, subject to the terms and conditions of this Agreement, for the period commencing on the Acquisition Effective Time on the “Closing Date” (as defined in the Merger Agreement) (the “Effective Date”) and ending on the three-year anniversary thereof (the “Employment Period”); provided that, on such three-year anniversary of the Effective Date and each annual anniversary of such date thereafter (each such date, a “Renewal Date”), unless previously terminated in accordance with the terms hereof, the Employment Period shall be automatically extended so as to terminate one year from such Renewal Date unless, at least 30 days prior to the Renewal Date, either party gives notice to the other that the Employment Period shall not be so extended.

1.2          Title; Reporting.  During the Employment Period, the Executive shall serve the Company as its Executive Vice President and Chief Financial Officer and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Company and shall provide services to the Partnership.  The Executive shall report to the Chief Executive Officer of the Company.

1.3          Base Salary; Annual Bonus; Other Benefits.  During the Employment Period, the Executive shall receive an annual base salary at the rate of $500,000, subject to increase from time to time, less applicable income tax and other legally required withholding and any deductions that the Executive voluntarily authorizes in writing. In addition, the Executive will be eligible for an annual bonus under the Company’s annual incentive plan, with a target annual bonus established at 100% to 150% of base salary.  In addition to the long-term awards described in this Agreement, the Executive will be entitled to participate in long-term cash and equity incentive plans and programs, if available, applicable generally to executives of the Company (with the amount and terms of awards, if any, to be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole and absolute discretion), and to participate in welfare benefit and fringe benefit plans, practices, policies and programs provided by the Company, if available.

1.4          Annual LTIP Award.  The Executive shall be granted long-term incentive plan units (“LTIP Units,” which are units of the Partnership that, following grant and vesting, are convertible on a one-for-one basis into shares of common stock of the Company or, at the option of the Company, an equivalent amount of cash) in respect of each fiscal year during the Employment Period, commencing with the fiscal year ending (A) December 31, 2014, if the Executive has not received from Glimcher Realty Trust, Glimcher LP or any of their affiliates an equity-based compensation award from the date hereof through the Effective Date, or (B) December 31, 2015, if the Executive has received from Glimcher Realty Trust, Glimcher LP or any of their affiliates an equity-based compensation award from the date hereof through the Effective Date (the “Annual LTIP Award”).  Each Annual LTIP Award shall be granted pursuant to the Company’s 2014 Long Term Incentive Plan, as may be amended from time to time (the “Plan”).  The Annual LTIP Award in respect of any fiscal year shall be granted no later than promptly following the completion of audited financials for such fiscal year (and in any event no later than annual awards of LTIP Units or other equity-based compensation are granted to other senior executives of the Company in respect of such fiscal year), with the number of LTIP Units in each Annual LTIP Award being equal to the “Annual LTIP Award Cash Equivalent,” as defined below, in respect of such fiscal year, divided by the average closing price of the Company’s common stock on the primary exchange on which it trades (the “Closing Price”) for the final 15 trading days of the applicable fiscal year.  The “Annual LTIP Award Cash Equivalent” shall be an amount established by the Committee, which shall be not less than one times Annual Base Salary.  Distributions shall be paid on LTIP Units granted as Annual LTIP Awards from and after the date of grant in accordance with the terms and conditions of the Plan and the applicable award agreement; provided, that, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally (except that, in order to preserve the intended tax treatment of such LTIP Units, until such time as is specified in an applicable certificate of designation or award agreement under the Plan, distributions designated as a capital gain dividend within the meaning of Section 875(b)(3)(C) of the Code and any other distributions that the General Partner of the Partnership determines are not made in the ordinary course attributable to the sale of an asset of the Partnership shall be distributed in respect of such LTIP Units only to the extent that the Partnership determines that such asset has appreciated in value subsequent to the applicable award date; such exception, the “Distribution Exception”).  LTIP Units granted as the Annual LTIP Award in respect of any fiscal year shall be subject to terms and conditions no less favorable than those applicable to LTIP Units generally granted to the Company’s other senior executives in respect of the same fiscal year.

1.5          Inducement LTIP Units.  Immediately following the 20 consecutive trading days commencing on the Effective Date, the Executive shall be granted under the Plan a number of LTIP Units equal to $600,000 divided by the average Closing Price for the 20 consecutive trading days commencing on the Effective Date (the “Inducement LTIP Units”).  Distributions will be paid on the Inducement LTIP Units from and after the date of grant in accordance with, and subject to, the terms and conditions of the Plan and the applicable award agreement; provided that, other than the

Distribution Exception, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally.  Other than as provided in this Agreement and the Severance Benefits Agreement, by and between the Executive and the Company, dated as of August 30, 2004, as amended September 8, 2006, April 1, 2011, and as further amended as of the date hereof (the “Severance Benefits Agreement”), 25% of the Inducement LTIP Units will become vested on each of the first four anniversaries of the Effective Date if the Executive is continually employed hereunder through such date.

1.6          Special Performance LTIP Units.

i.              Subject to the Executive’s continuous employment hereunder through each grant date, the Executive shall be granted additional LTIP Units under the Plan in respect of each performance period (each, a “Special Performance Period”) consisting of the period from the Effective Date through (A) December 31, 2016 (the “First Special PP”), (B) December 31, 2017 (the “Second Special PP”) and (C) December 31, 2018 (the “Third Special PP”) (collectively, the “Special Performance LTIP Units”).

ii.             The Special Performance LTIP Units in respect of each Special Performance Period shall be granted promptly (and in any event within 15 days) following the end thereof.  The number of Special Performance LTIP Units granted in respect of each Special Performance Period shall be the “Performance LTIP Unit Cash Equivalent,” as defined below, in respect of the Performance Period divided by the average Closing Price for the 20 consecutive trading days commencing on the Effective Date.

iii.            The Performance LTIP Unit Cash Equivalent for each of the First Special PP, the Second Special PP and the Third Special PP shall be an amount, not greater than $300,000, determined based on the achievement of the absolute and relative (versus the MSCI REIT Index) TSR goals in respect of (A) the First Special PP and the Second Special PP which are identical to those appended to the employment agreement of the Executive Chairman of the Board of Directors of the Company, as in effect on the date hereof, and (B) the Third Special PP as established by the Committee no later than the first anniversary of the Effective Date.

iv.            Distributions will be paid on Special Performance LTIP Units from and after the date of grant in accordance with, and subject to, the terms and conditions of the Plan and the applicable award agreement; provided that, other than the Distribution Exception, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally.

v.             Other than as provided in this Agreement and the Severance Benefits Agreement, Special Performance LTIP Units granted in respect of the First Special PP and the Second Special PP will become vested on the third anniversary of the Effective Date if the Executive is continually employed hereunder through such date.

vi.            Other than as provided in this Agreement and the Severance Benefits Agreement, Special Performance LTIP Units granted in respect of the Third Special

PP will be immediately vested upon grant if the Executive is continually employed hereunder through the grant date.

2.             Termination of Employment.  Either party to this Agreement may terminate the Employment Period for any reason.  Any termination of the Employment Period shall be communicated by written notice to the other party hereto, given in accordance with Section 5.1 of this Agreement.

3.             Obligations of the Company upon Termination.  If the Employment Period is terminated for any reason, this Agreement shall terminate without further obligations to either party hereto other than the Company’s obligation to provide the Executive with a lump sum cash payment within 30 days after the date of termination of the Employment Period equal to the aggregate of the following amounts: (i) (A) the Executive’s annual base salary and vacation pay through the date of termination, (B) the Executive’s accrued annual bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs (other than any portion of such annual bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election) if such bonus has not been paid as of the date of termination, and (C) the Executive’s business expenses that have not been reimbursed by the Company as of the date of termination that were incurred by the Executive prior to the date of termination in accordance with the applicable Company policy, in the case of each of clauses (A) through (C), to the extent not previously paid (the sum of the amounts described in clauses (A) through (C) shall be hereinafter referred to as the “Accrued Obligations”) and (ii) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the date of termination; provided, however, that if the Employment Period shall be terminated by the Company for Cause (as defined in the Severance Benefits Agreement), the term “Accrued Obligations” shall not be deemed to include the Executive’s annual bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs.  Except as provided in the immediately preceding sentence, the Company shall have no obligation to the Executive hereunder upon the termination of the Employment Period for any reason, and any additional obligation that the Company may have to the Executive in connection with the termination of the Executive’s employment with the Company or its affiliates shall be as provided under, and subject in all respects to the terms and conditions of, the Severance Benefits Agreement.

4.             Restrictive Covenants.

4.1          Confidential Information.  During the Employment Period and thereafter, the Executive shall keep secret and retain in the strictest confidence, and shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement or the Severance Benefits Agreement).  After termination of the Employment Period, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it.  Nothing contained in this Agreement shall prohibit the Executive from disclosing or using information (i) which is now known by or hereafter becomes available to the general public through non-confidential sources; (ii) which became known to the Executive from a source other than Company, or any of its subsidiaries or affiliates, other than as a result of a breach (known or which should have been known to the Executive) by such source of an obligation of confidentiality owed by it to Company, or any of its subsidiaries or affiliates (but not if such information was known by the Executive at such time of disclosure or use to be confidential); (iii) in connection with the proper performance of his duties hereunder, (iv) which is otherwise legally required (but only if the Executive gives reasonable advance notice to the Company of such disclosure obligation to the extent legally permitted, and cooperates with the Company (at the Company’s expense), if requested, in resisting such disclosure) or (v) which is reasonably appropriate in connection with a litigation or arbitration related to this Agreement, the Severance Benefits Agreement, or an award of LTIP Units.

4.2          Non-Competition. During the period commencing on the Effective Date and ending on the first anniversary of the termination of the Employment Period (the “Covenant Period”), the Executive shall not engage in, have an interest in, or otherwise be employed by or, as an owner, operator, partner, member, manager, employee, officer, director, consultant, advisor, lender, or representative, associate with, or permit his name to be used in connection with the activities of, any business or organization engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls (the “Business”) that, (i) if such business or organization is a public company, has a market capitalization of greater than $1 billion or, (ii) if such business or organization is a private company, has assets which may be reasonably valued at more than $1 billion, in (x) North America or (y) any country outside of North America in which the Company or any of its affiliates is engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls, or has indicated an intent to do so or interest in doing so as evidenced by a written plan or proposal prepared by or presented to senior management of the Company prior to the termination of the Employment Period; other than for or on behalf of, or at the request of, the Company or any affiliate; provided, that passive ownership of less than 2% of the outstanding stock of any publicly traded corporation (or private company through an investment in a hedge fund or private equity fund, or similar vehicle) shall not be deemed to be a violation of this Section 4.2 solely by reason thereof.

4.3          Non-Solicitation.  During the Covenant Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company until six months after such individual’s employment relationship with the Company has been terminated; provided, that, solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 4.3. The Executive shall not be in violation of this Section 4.3 solely by providing a reference for a former employee of the Company. During the Covenant Period, the Executive shall not, directly or indirectly, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand

4.4          Non-Disparagement. The Executive agrees not to make any public disparaging, negative, or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral, or electronic.  In particular, the Executive agrees to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries, speeches or conversations, that disparage or may disparage the Company’s business, are critical of the Company or its business, or would cast the Company or its business in a negative light.  In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Executive further agrees not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating the Company’s business, that would support, directly or indirectly, any disparaging, negative or defamatory statement, whether written or oral. This Section 4.4 shall not be violated by making any truthful statement to the extent (y) reasonably necessary in connection with any litigation, arbitration, or mediation or (z) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the person to disclose or make accessible such information.

4.5          Prior Notice Required.  The Executive hereby agrees that, prior to accepting employment with any other person or entity during the Covenant Period, the Executive will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Company.

4.6          Return Of Company Property/Passwords.  The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s written request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs.  Notwithstanding the foregoing, the Executive shall be permitted to retain his rolodex (or similar list of personal contacts), compensation-related data, information needed for tax purposes and other personal items.

4.7          Executive Covenants Generally.

i.              The Executive’s covenants as set forth in this Section 4 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

ii.             The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent his from otherwise earning a living.  The Executive has carefully considered the nature and extent of the restrictions place upon his by this Section 4, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

4.8          Enforcement.  Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 4.  Therefore, in the event of a breach or threatened breach of this Section 4, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

4.9          Interpretation.  For purposes of this Section 4, references to “the Company” shall mean the Company as hereinbefore defined and any of its controlled affiliated companies.

5.             General Provisions.

5.1          Notices. Any notice required or permitted hereunder shall be made in writing, addressed as set forth below, (a) by actual delivery of the notice into the hands of the other party (deemed received on the date of actual receipt), (b) by the mailing of the notice by first class mail, certified or registered mail, return receipt requested, postage prepaid (deemed received on the third business day after the mailing date) or (c) by nationally recognized overnight delivery service (deemed received on the next business day following the date of its delivery by the sender to such service). Any notice to the Company shall be delivered to Washington Prime Group Inc., 180 East Broad Street, Columbus, Ohio 43215, Attention: General Counsel. Any notice to the Executive shall be delivered to Executive’s last address on record at the Company.

5.2          Amendment and Waiver; Non-Waiver of Breach. No amendment or modification of this Agreement shall be valid or binding upon (a) the Company unless made in writing and signed by a duly authorized officer of the Company or (b) the Executive unless made in writing and signed by him or her. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

5.3          Severability. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

5.4          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws.  Venue for a dispute in respect of this Agreement shall be the federal courts located in Columbus, Ohio.

5.5          Entire Agreement. This Agreement and the Severance Benefits Agreement contain all of the terms agreed upon by the Company and the Executive with respect to the subject matter hereof and supersede all prior agreements, arrangements and communications between the parties dealing with the subject matter hereof, whether oral or written, and the Executive shall not be entitled to any severance pay or benefits under any other severance plan, program, or policy of the Company and its affiliated companies. To the extent this Agreement or the Severance Benefits Agreement conflicts with any terms, conditions or agreements set forth in any Company plan, policy or manual, the terms of this Agreement and the Severance Benefits Agreement shall govern.

5.6          Headings; Counterparts. Numbers and titles to paragraphs and sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be and constitute one and the same instrument.

5.7          Knowing and Voluntary Execution. Each of the parties hereto has carefully read and considered all of the terms of this Agreement. Each of the parties has freely, willing and knowingly entered into this Agreement with the intent to be bound by it.

5.8          Assignment; Successors and Assigns. This Agreement may, and shall be, assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes for the “Company” under the terms of this Agreement (other than for the purpose of determining whether a Change in Control has occurred). Notwithstanding such assignment, the Company (if it survives) shall remain, along with such successor, jointly and severally liable for all its obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company or Executive.

5.9          Effectiveness of Agreement.  This Agreement shall become effective on the Effective Date.  If the Merger Agreement is terminated in accordance with its terms or otherwise and, consequently, the Acquisition Effective Time and the Closing Date does not occur, at the time of such termination this Agreement shall be null and void ab initio and of no force or effect.  Upon the occurrence of the Acquisition Effective Time, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, the Partnership, and Glimcher LP, subject to the terms and conditions of this Agreement.

5.10        Withholding Tax. The Company may withhold from any payments to the Executive under this Agreement any required federal, state, city, or other withholding taxes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name: Robert P. Demchak
Title: Secretary and General Counsel

/s/ Mark E. Yale
Mark E. Yale

[Signature Page to Mark E. Yale Employment Agreement]